Exhibit 10.06

December 18, 2013

VIA EMAIL  (daniel.g.christopher@gmail.com)

Mr. Dan Christopher
21846 De La Luz Ave
Woodland Hills, CA 91364

Re:     Employment Terms

Dear Dan:

I am pleased to extend this formal offer of full-time employment to join Resonant Inc. (the “Company”) as Vice President and General Counsel.  This is a key position reporting directly to me.  I’m excited to have you joining us!  This letter sets out the terms and conditions of your employment with Resonant.

Your start date will be January 1, 2014 (the “Start Date”).  Your annual base salary will be $175,000 (the “Annual Base Salary”), payable in accordance with the Company’s regular schedule for paying its employees, currently every two weeks.  Any bonus compensation will be payable at the sole discretion of the Company’s Board of Directors (the “Board”).

You will be entitled to paid vacation in accordance with the Company’s vacation policy as generally applicable to all of its employees.  You may take your vacation at times mutually acceptable to you and the Company.  In this regard, the Company would appreciate as much advance warning of your vacations as reasonably possible so that your duties can be covered by others in your absence.  You also will be entitled to take the Company’s paid holidays (typically not fewer than ten (10) days per year).

Your place of employment will be our corporate office in Goleta, California.  However, in deference to the long commute, you may work from home one or two days per week subject to the demands of our business which may occasionally require your presence more frequently.

You will be required to devote all of your business time, energy, skill, and efforts to faithfully and diligently further the business interests of the Company.

You will be entitled to participate in the benefit plans that the Company generally makes available to its employees, including, without limitation, its group health insurance program and its 401k plan, in each case in accordance with the terms thereof, which may change from time to time.

The Company will adopt an incentive equity plan (the “Plan”).  Upon the Plan’s adoption, we will recommend to the Board that the Company grant options (the “Options”) to purchase shares of the Company’s common stock (“Shares”) at a per Share exercise price equal to the fair market value of a Share at the time of grant.  We will recommend an Option for Fifty-Thousand (50,000) Shares exercisable (i.e., that “vest”) in forty-eight (48) equal monthly installments.  The vesting for 12,000 of the Option Shares will be retroactive to August 1, 2012 (the effective date of your appointment as our part-time General Counsel).  The vesting for the other 38,000 Option Shares will begin with the Start Date for your full-time employment.  In both cases, the vesting requires that you remain employed (or are otherwise still rendering services to us) on the applicable vesting date.

Your employment at the Company will be on an at-will basis.  This means that you will have the right to terminate your employment at any time with or without cause or notice, and the

110 Castilian Drive  ·  Suite 100  ·  Goleta  ·  California 93117

Company will reserve for itself an equal right.  Upon any termination of your employment, you will be entitled to receive:

•          Annual Base Salary earned but unpaid as of your termination or resignation date;

•          Payment in lieu of any vacation accrued but unused as of the date of your termination or resignation;

•          Any business expenses incurred but not reimbursed (in accordance with Company policy) as of your termination or resignation date; and

•          Any amounts or benefits under any Company compensation, incentive, or benefit plans vested but not paid as of your termination or resignation date (according to the payment provisions of such plans).

The offer of employment set forth in this Letter will remain valid for five (5) business days.

Concurrently with your execution of this Letter, please execute the enclosed copies of our standard Employee Confidential Information, Non-Solicitation and Invention Assignment Agreement (the “Invention Agreement”) and Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”).  This Letter, the Invention Agreement and the Arbitration Agreement will together form the entire agreement with respect to your employment and supersede any prior agreements between you and the Company on the subject, whether written or oral.  In your case, this would include your existing engagement letter for legal services.  The terms of your employment may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.

We look forward to continuing to working with you.

Regards,

/s/ Terry Lingren

Terry Lingren
Chief Executive Officer and Co-Founder

Enclosures (Invention Agreement and Arbitration Agreement)

Cc:      Robert B. Hammond, Chief Technology Officer and Co-Founder
            Neal Fenzi, Vice President Engineering and Co-Founder

ACCEPTED AND AGREED:

/s/ Dan Christopher
Dan Christopher